Exhibit 10.3

INDEMNIFICATION AND ESCROW AGREEMENT

THIS INDEMNIFICATION AND ESCROW AGREEMENT (“ Agreement ”) is made and entered into as of October 29, 2009, by and among Secure America Acquisition Corporation, a Delaware corporation (“ Secure ”), Ultimate Escapes Holdings, LLC, a Delaware limited liability company (the “ Company ”), James Tousignant, an individual residing in Orlando, Florida, in his capacity as a representative for the Initial Members (as defined below) of the Company (the “ Member Representative ”), and SunTrust Banks, a Georgia corporation (hereinafter referred to as the “ Escrow Agent ”).

WHEREAS, Secure, Ultimate Resort Holdings, LLC, a Delaware limited liability company, the Company, and the Member Representative are parties to a Contribution Agreement dated as of September 2, 2009 (the “ Contribution Agreement ”), pursuant to which Secure has agreed to contribute a minimum of $20,000,000 to the Company in return for membership interests in the Company. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Contribution Agreement;

WHEREAS, Secure, the Company and the Members of the Company immediately prior to Secure’s contribution to the Company (the “ Initial Members ”), have entered into an operating agreement dated as of the date hereof (the “Operating Agreement ”); and

WHEREAS, in connection with the Contribution Agreement and the Operating Agreement, the parties desire to establish an escrow fund as partial collateral security for the indemnification obligations of the Initial Members under the Contribution Agreement and in connection with the Earn-Out Payments set forth in the Operating Agreement.

NOW, THEREFORE, the parties agree as follows:

1.   Survival of Representations, Warranties and Covenants; Indemnification.

(a) Survival.   The covenants, agreements and representations and warranties of a Party made in or pursuant to the Contribution Agreement shall survive the Closing until the earlier of (i) the fifteenth (15th) day after the date Secure has filed with the Securities and Exchange Commission (the “ SEC ”) its Annual Report on Form 10-K for the year ending December 31, 2010 or (ii) April 15, 2011 (the “ Survival Period ”); provided, however, that the representations and warranties set forth in Sections 2.17, 2.21, 3.10, and 3.24 of the Contribution Agreement will survive until the expiration of the applicable statutes of limitation for claims thereunder; and provided, further, that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 3.1, 3.2, and 3.3 of the Contribution Agreement (the “Fundamental Representations” ) shall survive for six (6) years after the Effective Time. Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis of a claim for indemnification hereunder will survive until such claim is finally resolved if the Indemnified Representative (as such term is hereafter defined) notifies in writing the Indemnifying Representative of such claim in reasonable detail prior to the expiration of the applicable survival period of such claim in accordance with this Section 1(a).

(b)   Indemnification by the Initial Members.

(i) Subject to the terms and conditions of this Section 1, each Initial Member shall severally indemnify and hold harmless each of Secure, its affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “ Secure Indemnified Party ”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “ Damages ”) that such Secure Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by any Initial Member of any of the representations, warranties, or covenants or agreements made by the Company, any Company Subsidiary or an Initial Member contained in the Contribution Agreement and/or (ii) any fraud or intentional misconduct committed by the Company, any Company Subsidiary or any Initial Member relating to the Contribution Agreement.

(c) Indemnification by Secure ..  Secure shall indemnify and hold harmless the Company, the Initial Members, their affiliates and each of their respective successors, heirs, estate, permitted assigns, managers, officers, directors, employees and agents (each, a “ Company Indemnified Party ”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by Secure of any of its representations, warranties, or covenants or agreements contained in the Contribution Agreement and/or (ii) any fraud or intentional misconduct committed by Secure relating to the Contribution Agreement.

(d) Indemnification of Third Party Claims .  The indemnification obligations and liabilities under this Section 1 with respect to Actions brought against a Secure Indemnified Party or a Company Indemnified Party (each in such capacity, an “ Indemnitee ”) by a Person other than a Party hereto (a “ Third Party Claim ”) shall be subject to the following terms and conditions (for purposes of this Agreement, the “ Indemnified Representative ” means Secure, with respect to an indemnification claim by a Secure Indemnified Party, and the Member Representative, with respect to an indemnification claim by a Company Indemnified Party, and the “ Indemnifying Representative ” means the Member Representative, with respect to an indemnification claim by a Secure Indemnified Party, and Secure, with respect to an indemnification claim by a Company Indemnified Party):

(i) The Indemnified Representative will give the Indemnifying Representative written notice as soon as practical after receiving written notice of any Third Party Claim or becoming aware of any condition or event that gives rise to such Third Party Claim, specifying the nature and the amount (the “ Claim Notice ”). The failure of the Indemnified Representative to give timely notice shall not affect the Indemnified Representative’s rights to indemnification hereunder except to the extent that the Indemnifying Representative demonstrates that it was prejudiced by such failure.

(ii) The Indemnifying Representative shall notify the Indemnified Representative within fifteen (15) days after receipt of the Claim Notice whether the Indemnifying Representative will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of Indemnified Representative, such consent not to be unreasonably withheld, conditioned or delayed) and at its expense, the settlement or defense thereof, and the Indemnified Representative shall cooperate with the Indemnifying Representative in connection therewith, provided that if the Indemnifying Representative undertakes such defense: (A) the Indemnifying Representative shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnified Representative or settle such action without first obtaining the consent of Indemnified Representative, except for settlements solely covering monetary matters for which Indemnifying Representative has acknowledged responsibility for payment; (B) the Indemnifying Representative shall permit the Indemnified Representative (at the Indemnified Representative’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Representative; and (C) the Indemnifying Representative shall agree promptly to reimburse the Indemnified Representative for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Representative, except for those costs expressly assumed by the Indemnified Representative hereunder. The Indemnified Representative agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third Person in connection therewith. The Indemnifying Representative’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnifying Representative may have against Indemnified Representative or any third Person. So long as the Indemnifying Representative is reasonably contesting any such claim in good faith, the Indemnified Representative shall not pay or settle any such claim. If the Indemnifying Representative does not notify the Indemnified Representative within fifteen (15) days after receipt of Indemnified Representative’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Representative shall (upon further written notice), subject to the limitations set forth in Section 1(a), have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnifying Representative (provided that the Indemnifying Representative shall not be required to pay the Indemnified Representative’s expenses for the defense, settlement or compromise of claims which are not covered by the Indemnifying Representative’s obligations pursuant to this Section 1). Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim (not to be unreasonably withheld, conditioned or delayed), the amount of the settlement shall not be a binding determination of the amount of the Damages and such amount shall be determined in accordance with the provisions of this Agreement. Notwithstanding anything herein to the contrary, the Indemnifying Representative shall not be entitled to assume control of any defense described herein if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(iii) To the extent that any Damages that are subject to indemnification pursuant to this Section 1 are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this Section 1 are deductible for income tax purposes by an Indemnitee, the amount of any Damages shall be reduced by the income tax savings to such Person as a result of the payment of such Damages.

(e) Representative Capacities ..  The Parties acknowledge that the Member Representative’s obligations under this Section 1 are solely as a representative of the Company, each Company Subsidiary and each Member in the manner set forth herein and that the Member Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to any Secure Indemnified Party as a result of such indemnification obligations shall be borne by the Members pro rata, except for the liability of the Member Representative to a Member for loss which such holder may suffer from fraud committed by the Member Representative in carrying out its duties hereunder. Secure shall reimburse the reasonable out-of-pocket expenses incurred by the Member Representative for attorneys’ fees and other costs to the extent the Member Representative prevails in the action resulting in such fees and costs.

(f) Limits on Indemnification ..  No amount shall be payable under Section 1 to an Indemnitee, unless and until the aggregate amount of all indemnifiable Damages payable to an Indemnitee exceeds Six Hundred Thousand Dollars ($600,000) (the “ Deductible ”), in which event the amount payable shall be only the amount in excess of the Deductible. The aggregate liability for Damages pursuant to Section 1(a) or Section 1(b) shall not in any event exceed ten percent (10%) of the Retained Units (as such term is defined in the Operating Agreement) (the “ Cap ”) (and with respect to any claims pursuant to Section 1(b), for each Initial Member, shall be limited to such Initial Member’s pro rata amount); provided, that, with respect to any Damages based on breach of the Fundamental Representations or on fraud or intentional misconduct the aggregate liability for Damages shall be twenty-five percent (25%) of the Retained Units, and provided, further, that, in no event shall the aggregate liability of the Initial Members for Damages pursuant to this Section 1 exceed twenty-five percent (25%) of the Retained Units. In no event shall Damages be deemed to include any special, indirect, consequential or punitive damages. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated by the Contribution Agreement shall be strictly limited to those contained in this Section 1 and, except as specifically set forth in Section 9.10 of the Contribution Agreement, such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter arising under or in connection with the Contribution Agreement. To the maximum extent permitted by applicable Law, the Parties hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

(g) Set-Off .  A portion of the Earn-Out Payment equal to fifteen percent (15%) of the Retained Units (the “ Earn-Out Payment Holdback Amount ”) is subject to set-off for any claim for Damages that the Secure Indemnified Parties have against the Initial Members in accordance with the terms of this Agreement, including, without limitation, any Established Claim which is based on a breach of a Fundamental Representation or on fraud or intentional misconduct. This right of set-off is in addition to, and not in lieu of, any rights a Secured Indemnified Party may have against the Escrow Fund. The Secure Indemnified Parties acknowledge and agree that with respect to any claims that they may have for Damages under this Agreement, they shall first look to and exhaust the Escrowed Indemnification Units prior to attempting to set-off any amounts from any Earn-Out Payments due to the Initial Members pursuant to the Operating Agreement under this Section 1(g).

(h) Affect of Knowledge ..  The right to indemnification or other remedy of any Party based on the representations, warranties, covenants and obligations contained in the Contribution Agreement and the certificates to be delivered hereby, exists subject to any investigation or knowledge acquired prior to the Effective Time. If the Closing occurs, each Party is deemed to have waived in full any breach or inaccuracy or failure to perform of any of the representations, warranties, covenants and obligations of the other, of which such Party has knowledge of at the Closing. For purposes of this Section 1(h) the term “knowledge” shall have the meaning set forth in Section 9.7 of the Contribution Agreement; however, with respect to Secure, and for purposes of this Section 1(h), the knowledge parties shall be deemed to include C. Thomas McMillen and Michael Brigante.

2. Escrow .

2.1 (a) Concurrently with the execution hereof, the Initial Members are delivering to the Escrow Agent, to be held in escrow pursuant to the terms hereof, 717,884 of the Retained Units (as such term is defined in Section 3.1 of the Operating Agreement) (the “ Escrowed Indemnification Units ”). The Escrowed Indemnification Units shall be accompanied by ten (10) appropriate assignments separate from the applicable certificates executed in blank by each Initial Member to be held in escrow pursuant to the terms of this Agreement. The Escrowed Indemnification Units, together with such assignments, are hereinafter referred to as the “ Escrow Fund. ” The Escrow Agent shall maintain a single account for the Escrow Fund.

(b) The Escrow Agent hereby agrees to act as escrow agent for the Escrow Fund and to hold and safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. The Escrow Agent shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Secure. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entirety of the Escrow Fund in accordance with this Agreement.

(c) Except as herein provided, while the Escrowed Indemnification Units are held by the Escrow Agent under this Agreement, the Members shall retain all of their rights as members of the Company with respect to the Escrowed Indemnification Units in the Escrow Fund, including, without limitation, the right to vote their Units (as such term is defined in the Operating Agreement) included in the Escrow Fund.

(d) While the Escrowed Indemnification Units are held by the Escrow Agent under this Agreement, any dividends payable with respect to the Escrowed Indemnification Units shall be paid to the Initial Members.

(e) While the Escrowed Indemnification Units are held by the Escrow Agent under this Agreement, no sale, transfer or other disposition may be made of any or all of the Escrowed Indemnification Units held in the Escrow Fund except (i) to a “ Permitted Transferee ” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon the death of a member of an Initial Member, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “ Permitted Transferee ” shall mean (w) any members (or any constituent upper-tier member who is a natural person) of the Initial Members; (x) members of the “ Immediate Family ” (as hereinafter defined) of any member of an Initial Member; (y) an entity in which (A) any member of an Initial Member and/or members of the Immediate Family of any member of an Initial Member beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a member of any Initial Member and/or a member of the Immediate Family of any member of an Initial Member is a general partner and in which such member of an Initial Member and/or members of the Immediate Family of any member of an Initial Member beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by any member of an Initial Member during his/her lifetime for the benefit of such member of an Initial Member or for the exclusive benefit of all or any Immediate Family member of any member of an Initial Member. As used in this Agreement, the term “ Immediate Family ” means, with respect to any member (or any constituent upper-tier member who is a natural person) of an Initial Member, a spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are Immediate Family members of a member (or any constituent upper-tier member who is a natural person) of an Initial Member). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring member of an Initial Member, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of the units to the Permitted Transferee, together with assignments separate from certificate executed in blank by the Permitted Transferee with respect to the units transferred to the Permitted Transferee. During the Survival Period, no owner or holder of the Escrowed Indemnification Units held in the Escrow Fund shall pledge or grant a security interest in such Escrowed Indemnification Units held in the Escrow Fund or grant a security interest in such owner’s or holder’s rights under this Agreement.

(f) Prior to the date hereof, the board of directors of Secure has appointed a committee consisting of one of its then members to act on behalf of Secure to take all necessary actions and make all decisions pursuant to this Agreement regarding Secure’s right to indemnification pursuant to Section 1 of this Agreement. In the event of a vacancy in such committee, the board of directors of Secure shall appoint as a successor a Person who was a director of Secure prior to the date hereof or some other Person who would qualify as an “independent” director of Secure and who has not had any relationship with the Company prior to the Closing.

2.2 (a) Secure may make a claim for indemnification pursuant to Section 1 above (“ Indemnity Claim ”) against the Escrow Fund during the Survival Period by giving notice (an “ Indemnity Notice ”) to the Member Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Contribution Agreement which it asserts has been breached or otherwise entitles Secure to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnity Claim, and (iii) whether the Indemnity Claim results from a Third Party Action against Secure. Secure also shall deliver to the Escrow Agent (with a copy to the Member Representative), concurrently with its delivery to the Escrow Agent of a copy of the Indemnity Notice, a certification as to the date on which the Indemnity Notice was delivered to the Member Representative.

(b) If the Member Representative shall give a notice to Secure (with a copy to the Escrow Agent) (a “ Counter Indemnity Notice ”), within twenty (20) days following the date of receipt (as specified in Secure’s certification) by the Member Representative of the Indemnity Notice, disputing whether the Indemnity Claim is indemnifiable under Section 1 above, Secure and the Member Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 2.2(c) below. If no Counter Indemnity Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Member Representative within such twenty (20) day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Member Representative delivers a Counter Indemnity Notice to the Escrow Agent, Secure and the Member Representative shall, during the period of thirty (30) days following the delivery of such Counter Indemnity Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt in good faith to resolve the dispute with respect to which the Counter Indemnity Notice was given. If Secure and the Member Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If Secure and the Member Representative shall be unable to reach a settlement of a dispute with respect to which a Counter Indemnity Notice was given, such dispute shall be resolved by arbitration pursuant to Section 2.2(d) below.

(d) If Secure and the Member Representative cannot resolve a dispute prior to expiration of the thirty (30) day period referred to in Section 2.2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association then in effect to the extent that such provisions do not conflict with the provisions of this paragraph. Secure and the Member Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within ten (10) days after the dispute is submitted for arbitration, then either Secure or the Member Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment and may award costs to either Secure or the Member Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any New York state court sitting in New York County having jurisdiction, or any federal court sitting in New York County and may be enforced in accordance with the law of the State of New York. If the arbitrator shall fail to render a decision or award within such 90-day period, either Secure or the Member Representative may apply to any New York state court sitting in New York County, or any federal court sitting in New York County, then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the New York state court having jurisdiction and sitting in New York County, or any federal court sitting in New York County, for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

(e) As used in this Agreement, “ Established Claim ” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2.2(b) above, (ii) Indemnification Claim resolved in favor of Secure by settlement pursuant to Section 2.2(c) above, resulting in a dollar award to Secure, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to Section 2.2(d) above, resulting in a dollar award to Secure, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that Secure and the Member Representative have jointly notified the Escrow Agent has been settled.

(f) (i) Promptly after an Established Claim has occurred, Secure and the Member Representative shall jointly deliver a notice to the Escrow Agent (a “ Joint Notice ”) directing the Escrow Agent to release to Secure, and the Escrow Agent promptly shall release to Secure, an amount of Escrowed Indemnification Units equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made first by Escrowed Indemnification Units held in the Escrow Fund. For purposes of each payment, such Escrowed Indemnification Units shall be valued at $7.94 per Escrowed Indemnification Unit. The Escrow Agent shall transfer to Secure out of the Escrow Fund that number of Escrowed Indemnification Units necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between Secure and the Member Representative concerning the number of Escrowed Indemnification Units necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, which the parties are unable to resolve in good faith, shall be resolved between Secure and the Member Representative in accordance with the procedures specified in Section 2.2(d) above, and shall not involve the Escrow Agent. Each transfer of Escrowed Indemnification Units in satisfaction of an Established Claim shall be made by the Escrow Agent delivering Secure one or more certificates evidencing not less than such Initial Member’s pro rata portion of the aggregate number of Escrowed Indemnification Units specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Initial Member and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. The parties hereto (other than the Escrow Agent) agree that the Escrow Agent has the right to make payments of Established Claims in Escrowed Indemnification Units notwithstanding any other agreements restricting or limiting the ability of any Initial Member to sell any Units (as such term is defined in the Operating Agreement) or otherwise. Secure and the Member Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice.

2.3 On the first business day after the expiration of the Survival Period, the Escrow Agent shall distribute and deliver to the Initial Members certificates representing such Initial Member’s pro rata share of the Escrowed Indemnification Units remaining in the Escrow Fund, unless at such time there are any Indemnity Claims with respect to which Indemnity Notices have been received but which have not been resolved pursuant to Section 2.2 hereof or in respect of which the Escrow Agent has received a Counter Indemnity Notice and has not been notified of, and received a copy of, a settlement or final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “ Pending Claims ”), and which, if resolved or finally determined in favor of Secure, would result in a payment to Secure, in which case the Escrow Agent shall retain, and the total amount of such distributions to the Members, shall be reduced by, the “ Pending Claims Reserve ” (as hereafter defined). Thereafter, if any Pending Claim becomes an Established Claim, Secure and the Member Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to Secure an amount in respect thereof determined in accordance with Section 2.2(f) above, and to deliver to each Initial Member certificates representing such Initial Member’s pro rata share of the Escrowed Indemnification Units then in the Escrow Fund having a value equal to the amount by which the remaining portion of the Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below), all as specified in a Joint Notice. If any Pending Claim is resolved against Secure, Secure and the Member Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to the Initial Members the amount by which the remaining portion of the Escrow Fund exceeds the then Pending Claims Reserve. Upon resolution of all Pending Claims, Secure and the Member Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to each Initial Member certificates representing such Initial Member’s pro rata share of the Escrowed Indemnification Units remaining in the Escrow Fund.

As used herein, the “ Pending Claims Reserve ” shall mean, at the time any such determination is made, that number of Escrowed Indemnification Units in the Escrow Fund having a value (using a price equal to $7.94 per Escrowed Indemnification Unit) equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Indemnity Notices of such Claims).

2.4 The Escrow Agent, Secure and the Member Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Secure and the Initial Members in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

2.5 (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Secure pursuant to the terms of this Agreement or, if such notice is disputed by Secure or the Member Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Secure the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 2.5(g) below for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by Secure and the Member Representative, or if no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver such Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to Secure and the Member Representative of such action, shall thereupon be relieved of all further responsibility and liability.

(g) The Escrow Agent shall be indemnified and held harmless by Secure and the Initial Members, jointly and severally, from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund in question or it may deposit such Escrow Fund with the clerk of any appropriate court and be relieved of any liability with respect thereto or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund in question is to be disbursed and delivered.

(h) The Escrow Agent shall be entitled to reimbursement from the parties for all reasonable documented expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. The Escrow Agent shall be entitled to a one time administration fee of $2,500 payable within thirty (30) days of invoice issued by Escrow Agent (which fee shall be split equally between Secure and the Member Respresentative (with the Initial Members reimbursing the Member Representative for such costs)).

(i) From time to time on and after the date hereof, Secure and the Member Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

2.6 This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, other than the Contribution Agreement and the Operating Agreement.

2.7 This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by Secure, the Member Representative and the Escrow Agent.

2.8 Secure and the Member Representative each hereby consents to the exclusive jurisdiction of the New York state courts sitting in New York County and the federal courts sitting in New York County. Service of process in any action or proceeding brought against any party in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 2.9.

2.9. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon delivery if given by hand or the next business day if delivered by nationally recognized overnight carrier, or if given by facsimile or telecopier, upon receipt by the party for whom such notice or communication is intended, in each case to the intended recipient as follows:

If to Secure, to:

Secure America Acquisition Holdings, LLC
1005 North Glebe Road, Suite 550
Arlington, VA 22201
Attn: C. Thomas McMillen
Facsimile: (703) 528-0956
Telephone: (703) 528-7073

With a required copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Kenneth R. Koch, Esq.
Facsimile: (212) 983-3115
Telephone: (212) 935-3000

If to the Initial Members, to the Member Representative at:

James M. Tousignant
3501 W. Vine St. Suite 225
Kissimmee, FL 34741
Facsimile: (407) 483-1935
Telephone: (407) 483-1901

With a required copy to (which shall not constitute notice):

Greenberg Traurig LLP
200 Park Avenue
New York, NY 10166
Attn: Alan I. Annex, Esq.
Facsimile: (212) 801-6400
Telephone: (212) 801-9200

If to the Escrow Agent, to:

SunTrust Bank
919 East Main Street, 7 th floor
Richmond, VA 23219
Attn: Emily J. Hare
Facsimile: (804) 782-7855
Telephone: (804) 782-5400

2.10 (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to Section 2.2(d) of this Agreement.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

2.11 Except for the rights of the Indemnitees and the limitations on indemnification contained herein (benefiting, among others, the Initial Members), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Indemnification and Escrow Agreement on the date first above written.
SECURE:

SECURE AMERICA ACQUISITION
CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	Co-Chief Executive Officer

COMPANY:

ULTIMATE ESCAPES HOLDINGS, LLC

By:	/s/ James M. Tousignant
Name:	James M. Tousignant
Title:	Chief Executive Officer and President

MEMBER REPRESENTATIVE:

/s/ James Tousignant
James Tousignant

ESCROW AGENT:
SUNTRUST BANKS

By:	/s/ Emily J. Hare
Name:	Emily J. Hare
Title:	Vice President